Exhibit 99

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF

CBS CORPORATION

Restrictions on Trading CBS Corporation Class A and Class B Common Stock

During CBS 401(k) Plan Blackout Period

The Company has determined to change the recordkeeper for the CBS 401(k) Plan (the “Plan”), effective January 1, 2008. In order to implement this transition, Plan activity will be restricted such that Plan participants will not be able to direct or diversify the investments in their Plan accounts, including in the CBS Class A Company Stock Fund and CBS Class B Company Stock Fund, or obtain loans or distributions from the Plan for a specified period of time (the "Blackout Period"). During the Blackout Period, the Company’s directors and executive officers will be subject to trading restrictions, as described below, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and the SEC's Regulation Blackout Trading Restriction.

Blackout Period

The Blackout Period will begin at 4:00 pm (Eastern Time) on December 17, 2007 and is expected to end the week of January 7, 2008. You will receive another notice as soon as the Blackout Period ends.

Trading Restrictions

During the Blackout Period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring shares of the Company's Class A and Class B common stock or certain derivative securities, such as stock options, if you acquired such shares or derivative securities in connection with your service or employment as a director or executive officer. In this regard, any Company security you sell or otherwise transfer is automatically treated as acquired in connection with your service as director or executive officer unless you establish that the security was acquired from another source in accordance with rules established by the SEC. Please note that these trading prohibitions also apply to Company securities held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. This notice is in addition to the restrictions on trading activity under the Company's insider trading policy.

Questions

If you have any questions concerning transactions in the Company's Class A or Class B common stock, this notice or the Blackout Period, including whether the Blackout Period has started or ended, please contact Mercer at 1-866-288-3248 (through January 11, 2008), CBS & YOU Benefits Center at 1-800-581-4222 (commencing January 2, 2008) and by mail to CBS & YOU Benefits Center, Attn: CBS 401(k) Plan – 651500, P.O. Box 9740, Providence, RI 02940-9740.

November 16, 2007